Exhibit 99.2

Conference call transcript
july 31, 2012

CORPORATE PARTICIPANTS

John Jacunski P.H. Glatfelter Company — SVP and CFO

Dante Parrini P.H. Glatfelter Company — Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Mark Wilde Deutsche Bank — Analyst

James Armstrong Vertical Research Partners — Analyst

Steve Chercover D.A. Davidson & Co. — Analyst

Lawrence Stavitski Sidoti & Company — Analyst

Frank Duplak Prudential Financial, Inc. — Analyst

PRESENTATION

Operator

Good afternoon. My name is Tracy and I will be your conference operator today. At this time, I would like to welcome everyone to Glatfelter’s second-quarter conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. (Operator Instructions) Thank you, and I’ll now introduce and turn the call over to Mr. John Jacunski, Chief Financial Officer. You may begin your conference, sir.

John Jacunski - P.H. Glatfelter Company — SVP and CFO

Thank you, Tracy. Good afternoon and welcome to Glatfelter’s 2012 second-quarter earnings conference call.

Before we get to our presentation, I have a few standard reminders. Through our call today, we will use the term adjusted earnings as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides. We’ll also make forward-looking statements today that are subject to risks and uncertainties.

Our 2011 Form 10-K filed with the SEC and available on our website discloses factors that could cause our actual results to differ materially from these forward-looking statements. These forward-looking statements speak only as of today, and we undertake no responsibility to update them.

And finally, we have made available a slide presentation to accompany our comments on today’s call. You may access the slides on our website or through the webcast provider. I will now turn the call over to Dante Parrini, our Chairman and Chief Executive Officer.

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

Thanks, John. Good afternoon and thank you for joining us today.

Earlier this morning, we issued our second-quarter earnings, which are summarized on slide three of today’s presentation.

We are pleased to announce another strong quarter for Glatfelter with adjusted earnings up 71% from the second quarter of 2011. During the quarter, we earned $0.12 per share compared to $0.07 last year. This is a very good result considering foreign currency impacts that reduced earnings per share by $0.03 and the generally weak economic environment.

Our net sales were $385 million during the quarter, up slightly compared to last year on a constant currency basis. Specialty Paper shipments declined 2.6%. However, we again beat the broader market which was down nearly 5%.

Even with the soft general market, we see good opportunities for this business as we enter the seasonally strong third-quarter. Our Airlaid business, again, had strong growth in our specialty wipes products in North America and we expect this strong performance to continue. And despite weak markets in Europe, Composite Fibers was able to hold shipments flat in the quarter.

From an operating profit perspective, Specialty Papers generated $4.2 million versus breakeven in the second quarter of 2011. We continued to deliver solid operating performance in this business, driven by ongoing success with our continuous improvement program, maintaining stringent cost control within our operations, and excellent execution of our annual maintenance outages.

Composite Fibers operating profit declined 14%, largely due to currency translation which hurt results by $1.3 million. This business is facing weak market conditions in Europe and customers are more aggressively managing inventories. However, our marketing efforts in metallized and strong customer relationships with major tea and coffee producers have helped us overcome this weakness, holding shipments flat during the quarter. Our continuous improvement initiatives are generating consistent financial results and we completed two important machine upgrades in the first half of the year that are strategically important to the long-term success of this business.

The Advanced Airlaid Materials business operating profit increased to $4.6 million, or up 24% compared to the second quarter of last year. This is the best quarterly results since we acquired the business. And EBITDA margins improved 190 basis points to 10.9% during the quarter. Strong growth in North America specialty wipes more than offset weakness in Europe and resulted in shipments rising 2% during the quarter. And success with our continuous improvement initiatives is allowing us to improve the cost structure of this business. During the quarter we also benefited from our share repurchase program and debt refinancing that we completed last year, which together improved earnings per share by $0.04.

Overall, I’m very pleased with our results this quarter as well as for the first half of the year, with adjusted earnings per share up 36%. I believe we are well positioned to deliver another strong year for our shareholders and I’ll provide additional commentary after John gives a more in-depth review of Q2 results. John?

John Jacunski - P.H. Glatfelter Company — SVP and CFO

Thank you, Dante. For the second quarter, we reported net income of $5.3 million, or $0.12 per share, compared to $3.1 million, or $0.07 per share, in the second quarter of last year after adjusting to exclude the tax benefit from a planned conversion of alternative fuel mixture credits to cellulosic biofuel credits and gains on land sales this year, and integration costs last year.

Slide 4 shows a bridge of adjusting earnings per share from the second quarter of last year to this year.
Adjusted earnings per share increased this year from higher operating income in Specialty Papers and Advanced Airlaid Materials, which added $0.07 per share and $0.01 per share, respectively, to earnings. Composite Fibers results were $0.02 per share lower due to the negative impact of foreign currency exchange rates. Lower corporate costs added $0.03. However, higher pension expense reduced earnings by $0.02 per share. A combination of lower interest expense from our debt refinancing in late 2011 and our share repurchase program benefited results by $0.04 per share. And finally, income tax reduced earnings per share by $0.06, but I would like to remind you that the second quarter of last year, adjusted earnings included a $0.06 per share benefit, primarily from the resolution of certain foreign tax audits.

Turning to slide 5, Specialty Papers’ operating income increased to $4.2 million, representing a very strong quarter for this business. For the first half of the year, Specialty Papers’ operating profit has increased 26%. During the second quarter, we completed the annual maintenance outages at Specialty Papers’ two facilities. The outages cost us $19.9 million this year, compared with $20.6 million last year.

Net sales for this business totaled $214 million for the quarter, 1.2% lower than the second quarter of last year.

Selling prices increased for nearly all of our products, benefiting results by $2.6 million during the quarter. Shipments were down 2.6%, which again beat the broader uncoated freesheet market. Shipments of engineered products were up nearly 7% from growth in casting products as well as high-speed inkjet products. We also grew our shipments of foreign products again this quarter, which were up 4%.

Shipments of carbonless products were down 10%, reflecting the general decline in the market and it was a weak quarter for shipments of book products, which were down 10%, although we expect a much stronger fall book season. Input cost for this business declined $2 million during the second quarter compared to last year. Substantially lower purchase pulp prices, as well as favorable electricity prices, more than offset higher prices for wood, starch, and other raw materials.

Our ongoing continuous improvement initiatives in cost control remain a critical success factor for each of our businesses, and these initiatives generated a benefit for Specialty Papers of $1.9 million during the quarter, but this was offset in part by higher SG&A costs and lower power sales.

Slide 6 shows Composite Fibers’ performance, which was a good quarter considering the impact of the unfavorable foreign currency translation of $1.3 million and start-up costs associated with two machine rebuilds as well as the interruption of external power supply at one of its facilities. This resulted in operating profit declining for this business by $1.3 million to $7.9 million during the quarter. The generally weak European economic economy and more aggressive inventory management by customers has led to a more challenging market environment. Despite these circumstances, Composite Fibers held shipments flat during the quarter and generated net sales of $108.6 million, up 1.4% on a constant currency basis, compared to the second quarter of 2011. The translation of foreign currencies resulted in a $9.4 million decline in net sales, while selling prices were essentially unchanged.

Shipments of metallized products grew by 6% this quarter, driven by events like the European Soccer Championships and the Olympics, as well as new products we have brought to this market. This growth, when combined with the growth of technical specialties, offset lower shipments in the weak composite laminate market. Single serve coffee product shipments were flat compared to last year, primarily due to customers’ more aggressive management of inventories.

Input costs for this business were slightly lower in the aggregate, with substantially lower prices for wood pulp being offset by higher prices for synthetic fibers and chemicals.

As communicated during our previous earnings calls, we completed the upgrade of two machines in this business during the first half of the year. These upgrades improved the general condition, reliability, and efficiency of the equipment, while also adding new capabilities. The commissioning of these machines and ramp-up to full production during the quarter created some cost penalties. In addition, our Lydney, UK facility has short interruptions in the electricity supply for which no advance notice was provided. This caused damage to some equipment and increased down time to clean and restart the machines. These two factors negatively impacted results by approximately $1 million during the quarter. The utility servicing this plant is taking steps to address these interruptions and we are hopeful that any impact will be minimal going forward.

The machine rebuilds we completed were extensive and complex and we have made significant progress with the startup. We can produce nearly all of the targeted products and we are making progress with improving the manufacturing efficiency. We expect this progress to continue during the third quarter with all remaining startup issues being resolved by the end of the quarter.

Moving to slide 7, Advanced Airlaid Materials continues to improve margins and profitability, generating operating income of $4.6 million in the quarter, a 24% increase from the second quarter of 2011. Net sales increased 2% on a constant currency basis, with shipments increasing 2% led by growth in specialty wipes products in North America and, as expected, demand in Europe was weaker than a year ago.

Lower raw material and energy costs benefited results by $2 million during the quarter. With about 80% of our revenue having cost pass-through arrangements, most of this benefit was offset by lower prices to customers. However, we were able to limit this adverse price impact during the quarter through offsetting negotiated price increases.

Substantial progress has been made to improve the cost structure of this business through our continuous improvement program and this will continue to be a focus for this business. Despite the negative impact of foreign currency translation that totaled $800,000, EBITDA margins for this business improved by 190 basis points during the quarter to 10.9%, and they are up 490 basis points since 2010, our first year of owning this business.

Turning to slide 8, you see an update on other financial matters for the quarter. Pension expense increased $1 million on a year-over-year basis to $2.7 million. For the full year, we expect pension expense of $11.5 million. However, we are not required to make cash contributions to the qualified plan in 2012 and we don’t expect to have to make contributions for the foreseeable future as this plan is overfunded.

Interest expense declined $2.3 million during the quarter, reflecting the debt refinancing we completed last year in which we redeemed $100 million of 7.125% bonds at the end of 2011. We also had two unusual items during the quarter. The first was that we made the decision to convert a portion of the refundable alternative fuel mixture credits, which were equal to $0.50 per gallon, to the nonrefundable cellulosic biofuel credits worth $1.01 per gallon. This resulted in a net benefit to income taxes in the second quarter of $4.4 million. As a result of this decision, we will be required to return to the Internal Revenue Service approximately $25 million related to the AFM credits that we previously received. During the remainder of 2010, we plan to use these converted credits to offset $10 million in expected cash tax payments. And we will utilize the remainder of the cellulosic biofuel credits by early 2014.

We also completed the sale of 3345 acres of Pennsylvania timberlands during the second quarter and realized a $6.4 million pre-tax gain. Aggregate cash proceeds totaled $6.6 million after closing costs.

And slide 9 summarizes our share repurchase programs. In May we announced a 25 million share repurchase program, and under this program we purchased — repurchased 172,000 shares, or $2.6 million during the quarter. This follows a completion in January of a $50 million program we announced in 2011. The repurchases completed under these programs reduced outstanding shares by 3.6 million and added $0.01 to our earnings per share during the second quarter compared to the year-ago quarter.

Turning to slide 10, you see free cash flow was negative $2.1 million during the first half of the year. This reflects normal working capital flows, the cost of the annual maintenance outages completed in the second quarter, and increased capital expenditures driven by $7 million for the Composite Fibers capacity expansion. As is typical with our business, we expect much higher free cash flow in the second half of the year. In 2012, we expect capital spending to be $90 million up to $95 million. This includes $30 million of the $50 million capacity expansion project in Composite Fibers.

And finally, slide 11 summarizes our balance sheet. Our balance sheet remains in very good shape. We finished the quarter with $23 million of cash and $327 million available under our revolving credit facilities. Our leverage remains low at 1.3 times on a net debt basis, so our liquidity remains sufficient to continue to fund our growth initiatives.

This concludes my comments. I will turn the call back to you, Dante.

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

Thanks, John. Before opening the call for questions, I have a few comments on our outlook, which are summarized on slide 12.

Weak global economic conditions are expected to continue in the second half of the year. This affects us, particularly in Europe, and continues to result in softer and inconsistent demand in this region for some of our more consumer-driven products like feminine hygiene, where our customers are aggressively managing inventory levels, and end consumers are more frequently considering value brand options. In composite laminates where more construction and renovation projects are being delayed, we’re scaled down.

A weaker euro relative to the dollar is negatively impacting our operating results and totaled $2.1 million in the second quarter. However, over time, I believe we’ve performed very well under a variety of circumstances and we demonstrated this again during the second quarter. In this environment, we’ll remain focused on operational excellence, accelerating our continuous improvement initiatives, and improving the product solutions we deliver to our customers.

As I look to the third quarter, for Specialty Papers we expect shipping volumes to increase by approximately 5% compared to the second quarter of 2012. This is a seasonally strong period for book and envelope products and our market position should allow us to grow our shipments during this period. The impact of announced selling price increases is expected to outpace overall input cost increases, and non-shutdown related maintenance spending is expected to increase by approximately $2.5 million, pre-tax, compared to our normal run rate as we strive to enhance machine reliability and overall efficiencies.

Composite Fibers shipping volumes are expected to be slightly higher on a sequential quarter basis. We expect modest growth in our tea and single serve coffee products, as well as technical specialties, to more than offset continued weakness in composite laminates. Selling prices and input costs are expected to be generally in line with the second quarter, and we expect to resolve the remaining start-up issues related to the two machinery builds by the end of the quarter.

Global shipping volumes for the Advanced Airlaid Materials business unit are expected to be slightly higher than the second quarter of 2012, driven by continued growth in North America. Selling prices and input costs are expected to be generally in line with the second quarter of 2012. And we expect to see benefits from our continuous improvement initiatives.

In closing, I remain optimistic about Glatfelter’s future. Despite the economic challenges facing us today, I’m excited about the opportunities our business has. We are working with customers across each of our businesses and developing several attractive new and next-generation products. We will begin ramping up production of several of these products during the third quarter, which should help us offset the impact of weak economic conditions. Our demonstrated ability to improve and expand our product portfolio through customer collaboration by developing new and innovative products has been a cornerstone of our growth strategy. As a result of our commitment to new product development for the past several years we’ve consistently generated over 50% of total revenue from products less than five years old. Our success has been, and will continue to be, driven by key elements of our strategy — a well balanced and diversified product portfolio, with leading market positions, an ability to develop new and innovative products and expand customer relationships through superior customer service and an ability to consistently improve the efficiency and effectiveness of our operations. When combined with consistent cash flow generation, a strong balance sheet, and initiatives such as our share repurchase programs and debt refinancing, I believe we are well positioned to continue to generate substantial value for our shareholders.

Now I would like to open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Mark Wilde, Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Good morning, or good afternoon, Dante. Good afternoon, John. A few questions. If we go back to that guidance for the third quarter, particularly in Composite Fibers, it sounded like you’ve got start-up costs that are going to continue in the third quarter. I wondered if you could just give us some sense of how they would look relative to the start-up costs in the second quarter. And then also the fact that you won’t have these power disruption issues, presumably, in the third quarter, what that adds to the equation.

John Jacunski - P.H. Glatfelter Company — SVP and CFO

Sure, Mark. The combination of those two factors in the second quarter cost us about $1 million. And the split between those, it’s about half — each one was about half of that. So we would expect some cost to continue on the commissioning and ramp-up of the machines, although not quite at the same level as the second quarter. And we’re hopeful that some of the issues related to the electricity delivery have been resolved and that can go away completely, although that’s not completely in our control. So that’s I think the best I can dimensionalize it for you. But certainly, if there is no electricity interruptions, we should see a benefit from that, and then the costs related to the commissioning of the machines should decline somewhat.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then just staying with that business for a minute, you sounded like coffee shipments have kind of flattened out year over year. What’s your current rate on underlying growth into the single serve coffee market for you right now, if we look at it on an annual, year-over-year basis?

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

Hi, Mark, you are correct that we had some planning out in our overall single serve coffee business. This has been a very high growth — a rapid growth business for the last number of years. Our outlook for this business continues to be optimistic in terms of its growth prospects and we view this current near-term period as more of an inventory adjustment and, from a big picture point of view, we still expect to see some level of growth in aggregate in 2012 versus 2011.

Mark Wilde - Deutsche Bank — Analyst

Dante, any way to kind of put a set of brackets around what kind of growth we might expect?

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

Not really.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then stepping over to the book publishing market. You had a big decline there. It sounds like some of that might have been just seasonal issues. What’s your sense for the overall book/paper market right now and what the rate of decline looks like in that business?

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

Sure. I think there is some timing-related issues that are playing out in Q2 and Q3. As we’ve said before in previous calls, we estimate that market decline at about a 5% rate on a year-over-year basis. And as John mentioned in his comments, we do see some strength in terms of seasonality, the fall book season and expect to see better performance in Q3.

Mark Wilde - Deutsche Bank — Analyst

Okay. And again, staying kind of with that specialty paper business, Dante, any kind of fallout that we should be thinking about from your perspective from this Appleton/Domtar deal?

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

No.

Mark Wilde - Deutsche Bank — Analyst

Okay. Another issue, you noted that in the Airlaid business, you did — you were strong in specialty wipes and I usually think about that business as being more a kind of a fem-hygiene business. Is the business mix kind of changing permanently there?

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

You are correct in saying that the largest segment of our Airlaid business is fem-hy. We’ve been working very diligently to make sure that we provide innovation and service to our fem-hy customers that enables them to gain confidence in Glatfelter and feel that they’re getting best value from us at the same time working on expanding our innovation and product platforms and collaborating with customers to come up with new solutions that fit underserved and unmet needs. And so over the last number of quarters, we’ve been engaged in a variety of activities in terms of business development and new product development, and we’re starting to see the fruits of our labor generate results through the P&L. I expect this to be a permanent part of our portfolio as we look to the future.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then the last thing I wanted to ask about was the land sales. You gave us of the cash proceeds. I wondered if you could give us the actual sales price of the land.

John Jacunski - P.H. Glatfelter Company — SVP and CFO

The average sale price was about $2000 an acre, and this was all land in Pennsylvania. So if you think about some of our past sales, I think we’ve averaged around $2500 and a acre on a mix of properties from Virginia, Delaware, and Pennsylvania. Clearly, the Pennsylvania lands are — typically sell for a lower value than the Delaware and Virginia land. So again, this was about $2000 an acre and was all in Pennsylvania.

Mark Wilde - Deutsche Bank — Analyst

Yes, it struck me, John, for Pennsylvania land for you guys that actually was above what I would have expected. Can you give us some color on the tax implications of that sale?

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

The tax rates that apply to these are a little bit high. About 42% in total is what we recorded against those land sales. The biofuel credits should help us offset much of that taxes on the federal side, so that conversion will help us to make these a little bit more tax efficient. But the tax rate tends to be quite high.

Mark Wilde - Deutsche Bank — Analyst

Okay. And do you have any visibility into the land sale pipeline in the second half of the year?

John Jacunski - P.H. Glatfelter Company — SVP and CFO

There are some potentials, but again, I think it’s going to be on a relatively modest scale. The Virginia and Delaware areas, there’s very little activity. So anything we sell will likely come out of Pennsylvania and be quite modest, I would expect.

Mark Wilde - Deutsche Bank — Analyst

Okay. All right. That’s very helpful. I’ll turn it over.

Operator

James Armstrong, Vertical Research.

James Armstrong - Vertical Research Partners — Analyst

Good afternoon. First, could you update us on how the Gernsbach expansion is going, and have you started to presell any of the additional capacity?

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

Sure, James, it’s Dante. How are you today?

James Armstrong - Vertical Research Partners — Analyst

Good. Thank you.

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

We are tracking according to plan, and so the work we’re doing with our partners is going exactly the way we had envisioned and our long-term view of how we’re going to use these assets — or this asset — and which markets we’re going to serve has not changed fundamentally.

James Armstrong - Vertical Research Partners — Analyst

Okay. And are you pre-selling any of that, or do you have contracts written or anything?

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

I believe the way we’ve addressed that question in the past is to say that clearly we have a pretty good purview of the markets that we want to serve and the conversations that we had with our customers gave us confidence in terms of committing these funds to the rebuild and having a higher level of comfort recognizing that we publicly stated we expect a 15% to 20% after-tax return in a three-year period. So we have a pretty good level of confidence as to how we’re going to utilize this asset and this capacity over the upcoming quarters in the next few years.

James Armstrong - Vertical Research Partners — Analyst

Fair enough. Thank you. And then, switching gears a little, what’s your expected tax rate, excluding black liquor, this year?

John Jacunski - P.H. Glatfelter Company — SVP and CFO

We were at 20% in Q2; I think right around 30% is the best estimate.

James Armstrong - Vertical Research Partners — Analyst

And then, just lastly, as we look back through the remainder of the year, do we have any scheduled maintenance in the third or fourth quarter that we should be building in?

John Jacunski - P.H. Glatfelter Company — SVP and CFO

Is pretty standard maintenance with the exception of Q3, we said we were going to spend a little bit more on some reliability matters, but I would say that it’s more or less in line with what we’ve spent in prior years.

James Armstrong - Vertical Research Partners — Analyst

And will there be any downtime associated with that?

John Jacunski - P.H. Glatfelter Company — SVP and CFO

Just typical — there is some down time, but it’s not significant.

James Armstrong - Vertical Research Partners — Analyst

Okay. Fair enough. Thank you.

Operator

Steve Chercover, D.A. Davidson.

Steve Chercover - D.A. Davidson & Co. — Analyst

Thanks. Good afternoon. I believe you said that you have 80% pass-throughs on certain input costs. I missed which segment that was in and I was wondering, do you have to pass through the savings if pulp prices decline.

John Jacunski - P.H. Glatfelter Company — SVP and CFO

Steve, that was related to the Airlaid business, and about 80% of our revenue, the agreements contain a cost pass-through. And so as fluff pulp prices have been declining, we have been passing that through to customers.

Steve Chercover - D.A. Davidson & Co. — Analyst

Got it. Okay. So you don’t (multiple speakers).

John Jacunski - P.H. Glatfelter Company — SVP and CFO

I think in the second quarter, we showed that raw material costs declined by about $2 million in that business and so most of that was passed through to customers.

Steve Chercover - D.A. Davidson & Co. — Analyst

Understood. And then currency hurt you in the quarter. I don’t believe you do any hedging, but I was wondering if you had any plans to change that or any hedging on any other inputs?

John Jacunski - P.H. Glatfelter Company — SVP and CFO

Steve, we do hedge our currencies so we do have some pages related to the euro. Typically, we are hedging around 35% or so of our next 12 months expected cash flows. So we have some protection, but rates — the euro was — averaged about 1.43, I think it was, in the second quarter of a year ago, and it was about 1.28 the second quarter this year, so that’s a pretty substantial decline. And today, last I checked, it was about 1.23. So it’s a little bit lower than it was in our second quarter. So we do have some protection in place, but it’s typically more in the next six months and then over the succeeding six months past that, it’s a little bit lower.

Steve Chercover - D.A. Davidson & Co. — Analyst

And it’s fairly static strategy? You’re not actively changing it as market conditions change?

John Jacunski - P.H. Glatfelter Company — SVP and CFO

Correct. That’s right.

Steve Chercover - D.A. Davidson & Co. — Analyst

And a final question for me. Just wondering if you could discuss maybe any bigger picture growth objectives now that the Concert acquisition seems to be really paying off.

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

Yes, Steve. This is Dante. You’ll see us consistently stick to the parameters of the strategy that we’ve been conveying for the last year and a half. So of course we want to grow, but we want to do it in a profitable and responsible way. We want to manage our balance sheet in a way that it doesn’t get over-levered. We are very happy with how we’ve reshaped Glatfelter’s portfolio, whereby now two of our three businesses are growing global businesses that have much more attractive underlying fundamentals, and that gives us organic growth opportunities that, of course, have a lower risk profile and better certainty. So we have 1.3 times leverage, so I think we’re in very good position and have plenty of capacity to accelerate the execution of our growth strategy, provided we find investment opportunities that meet our very stringent hurdle rates and criteria.

Steve Chercover - D.A. Davidson & Co. — Analyst

Understood. Well, thank you, and best wishes for the quarter.

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

Thanks.

Operator

(Operator Instructions) Lawrence Stavitski, Sidoti.

Lawrence Stavitski - Sidoti & Company — Analyst

Good afternoon. You guys were mentioning paper shipments for the next quarter are going to be up about 5% while the other segments are going to be up slightly to flat. Can you expand on some of the areas that are showing stronger demands? And is there any intention to maybe exit some of the stagnant businesses in that area?

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

Hey, Larry, this is Dante. It’s important to recognize that our Specialty Papers business in North America, during the second quarter when we had the two big outages, that has an impact on shipments as well. And we do have seasonality in that business. So as we stated earlier, the fall book season, when a lot of the bestsellers come out from the publishers, that typically gives us a lift. The envelope and converting business sees a lift as we enter the fall season where communication — papers and cards and things of that nature — are more in demand. So that’s really what’s driving the sequential quarter improvement of 5% in Specialty Papers.

In terms of the businesses that are flat, I think, again, you take a look at the cash flow generating capabilities of our North American business and the fact that we’ve continued to outperform the broader market, and we’re growing our operating income. So I don’t feel any pressure to jettison any parts of Glatfelter’s business. Of course, we review our entire portfolio on a regular basis and we focus on underperforming parts of our business or underperforming assets. And to the extent that we’ve fully exhausted all of our continuous improvement opportunities and putting good sweat equity into the business, then we would consider doing something like shutting it down or selling at it. But until that point in time, we’re going to make sure that we give every best effort to fully optimize the performance of the assets that we have. And I think if you look at our track record over the last number of years, along a variety of dimensions, you can see that we’ve had more success than not along those lines.

Lawrence Stavitski - Sidoti & Company — Analyst

Okay. Got you. Circling back to the timber sales, what was the impetus for the sale? Was it just favorable pricing? And I guess can you comment? I know a previous question was about the pipeline in the future. Is it kind of going to be similar to this quarter or maybe down a little bit for the rest of the year?

John Jacunski - P.H. Glatfelter Company — SVP and CFO

Our expectation is that over time, we will sell all of our property. We have about 30,000 acres — maybe just short of that now; maybe 29,000 acres of property remaining. We had sold a substantial amount of our property several years ago, and with the downturn in the real estate markets and the values, we sort of paused on that program.

But as we see opportunities to get an appropriate value, we will pursue the sales. And so that’s what happened in the second quarter. The market in Pennsylvania has shown a little bit more life, certainly, than the markets in Virginia and Delaware. So we saw that we thought were good opportunities to get appropriate value and we sold them. So we will continue that. As I said, I don’t think Virginia and Delaware are going to provide many opportunities in the near future for us to sell. But we will continue to monitor the markets and as good opportunities arise we will sell the property.

Lawrence Stavitski - Sidoti & Company — Analyst

Okay. Got you. And finally, as Green Mountain’s patents are expiring in September, how do you guys look at some of these store brands that are coming online that are compatible with the Keurig system? And how do you view some of these lower-cost pods coming on line?

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

I can only offer you our opinion. I can’t speak on behalf of Green Mountain or anyone else, for that matter. But it’s our understanding that they have a portfolio of intellectual property that covers their K-Cup systems and the patents that are expiring this year are from a previous generation K-Cup, and to my knowledge are not the predominant technology being used today for K-Cups. So the intellectual property that covers the K-Cup technology that’s in the market today, I believe expires in 2017 or 2020. It’s in the out years.

Lawrence Stavitski - Sidoti & Company — Analyst

Okay.

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

So again, we serve more than one customer and we are very confident that this is an attractive market for Glatfelter over the longer term and remain very committed to serving it.

Lawrence Stavitski - Sidoti & Company — Analyst

Right. Okay. I know you guys mentioned maybe 10% — you know, the US is not quite up to double digits yet. Is there a kind of a time frame where you see that penetration rate in the US?

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

Yes, I think you’re referencing where we see single serve coffee in more established markets like the Benelux or Western Europe where certain countries have over 30% penetration, and the US it’s still single digits. We haven’t gotten that granular, nor do I know of anyone that can forecast at that level of accuracy, other than if you think about single-digit to somewhere north of that and we have past precedents where other Western markets have evolved to 30% plus penetration, it shows a lot of upside. And so that was one of the driving forces behind the investment in the G-10 rebuild, but not the only factor. The asset that we are rebuilding in Germany can produce beverage filtration papers as well as a variety of specialty papers that will go into consumer and industrial applications. So I feel good about the overall growth trajectory of single serve coffee, and that penetration rate will increase over time in the United States and that the asset that we are rebuilding in Europe will be able to serve a variety of specialty markets effectively.

Lawrence Stavitski - Sidoti & Company — Analyst

Okay. Got you. Thanks a lot, guys. Appreciate it.

Operator

Mark Wilde, Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Yes, just a few follow-ons here. One, it looked like you had expense in the second quarter in the US business, in part trying to improve internal efficiencies. I assume that that was kind of centered at Chillicothe. And I just wondered if you could give us some sense of when we could start to see some benefit there, particularly see some better margins out of the Ohio mill.

John Jacunski - P.H. Glatfelter Company — SVP and CFO

Yes, Mark, I’m not exactly sure, specifically, what you are referring to about the additional spending. We have been, over time, making investments in Chillicothe. Some are capital and some are maintenance for improvement of reliability. We have seen improvements in profitability, as I mentioned. Our profitability this quarter — or the first half of this year — in Specialty Papers is up around 25% or 26%. And if you look over the last — since we acquired that business, we’ve seen very dramatic improvements in profitability. So I think we are seeing it in the profitability metrics. We continue to believe we have opportunities to improve the efficiency of the operations in Chillicothe, and that gives us some growth opportunities with respect to operating income for Specialty Papers. So we will continue to make some of those investments and we think they’ll continue to drive value.

Mark Wilde - Deutsche Bank — Analyst

Okay. And just to kind of follow along on that. Again, to come back to this deal that Appleton has done. Have you guys thought about any kind of transactions or opportunities to do what Domtar is doing for Appleton here, which is basically take a high cost producer of specialties and just bring some of that volume in-house, either on your book or for someone else?

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

Hey, Mark. This is Dante. I would say that from a bigger picture point of view, we are continually looking at every aspect of our business and trying to disaggregate the value chain and determine where we are adding value and where value may be destroyed and determine are there better mouse traps for us to consider. To this point in time, we haven’t come up with any alternative constructs that we feel confident that over the longer term would be less volatile and a better cost than the approach that we are taking. And again, I would say if you look at the track record of our financial performance over the last five, six years, you’d see that we’ve had substantial improvement across all the primary dimensions. So we’re confident that we’re on the right track, but we’re also open-minded to new constructs that could create better value if it’s sustainable.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then the other question I had is just sort of on the balance sheet and cash flows. I mean, if you look at the numbers in the presentation here, you actually look like you’re, on a net basis, levered only about 1.2 times now. Maybe you could talk with us about where you’d like to keep that leverage level at, and then how you see the use of cash beyond the Gernsbach rebuild over the next 18 to 24 months.

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

Sure. A couple things. One is we are committed to making sure that we always have a healthy balance sheet. We’ve demonstrated over time that where we see investment opportunities and where we understand the risks and we’re comfortable that we can manage and mitigate them, we are willing to take on more debt and increase our leverage on a temporary basis if we have a window toward retiring that debt in reasonable debt amount of time. Right now, you are correct. We are about 1.3 times on a net debt basis. We have plenty of capacity. I think in this kind of business environment, it’s good to err on the side of having a strong balance sheet. And as we demonstrated in the 2009/2010 time frame, if we see opportunities that fit our strategy, we are not going to be shy about executing them and investing in rebuilds or making acquisitions.

In terms of how high we would leverage the balance sheet in this kind of environment, I think if we get much above 2.5, 2.75, you start to get to the point of really having to think it through and be highly confident that we could bring down debt pretty quickly. So I think if you look at those parameters, the amount of dry powder we have, we have a lot of flexibility, which is the way we want it. John, do you want to add anything?

John Jacunski - P.H. Glatfelter Company — SVP and CFO

No. No. Everything is good.

Mark Wilde - Deutsche Bank — Analyst

Okay. All right. Very good. Listen, good luck in the second half of the year.

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

Thanks, Mark.

Operator

(Operator Instructions) Frank Duplak, Prudential Financial.

Frank Duplak - Prudential Financial, Inc. — Analyst

Hey, guys. It’s probably just a question here for John. On the conversion to the cellulosic biofuel credits, on page 12 of the presentation you show a $15 million benefit in 2013. Any idea what the 2014 benefit could be as we can sort of frame that?

John Jacunski - P.H. Glatfelter Company — SVP and CFO

It’s basically the balance. It’s about $4 million or $5 million.

Frank Duplak - Prudential Financial, Inc. — Analyst

Okay. And then, it looked to me like the CapEx guidance was down maybe about $5 million from prior guidance. Is that the case and if so, what’s going on? Is it a timing thing or are you foregoing some stuff?

John Jacunski - P.H. Glatfelter Company — SVP and CFO

It’s a combination of factors. It is a little bit of timing; it’s a little bit of foreign currency translation. So it’s those two things. But I would say we haven’t consciously deferred anything other than for our ability to complete some of the work and the timing of getting it done.

Frank Duplak - Prudential Financial, Inc. — Analyst

So the German expansion continues on pace as you expected?

John Jacunski - P.H. Glatfelter Company — SVP and CFO

Yes.

Frank Duplak - Prudential Financial, Inc. — Analyst

Okay. Thanks.

Operator

There are no further questions at this time. Dante, I turn the call over back to you.

Dante Parrini - P.H. Glatfelter Company — Chairman and CEO

Okay, well, thank you again for joining us today. John and I appreciate your questions and your interest in Glatfelter and we look forward to speaking with you next quarter. Have a good day.

Operator

This concludes today’s conference call. Thank you for your participants in Glatfelter’s second-quarter conference call. You may now disconnect.